UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22 , 2008 (February 15, 2008)

K-9 CONCEPTS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 333-139773

PENDING
(I.R.S. Employer Identification Number)

RM0933, 9/F., Block C, Harbourfront Horizon
Hung Hom Bay, 8 Hung Luen Road
Kowloon, Hong Kong
(Address of principal executive offices) (Zip Code)

852-6622-3666
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Statements in this Current Report on Form 8-K (including the exhibits) that are not purely historical facts, including statements regarding K-9 Concepts, Inc.’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the use of the words “may,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those terms or other comparable terminology. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, market conditions, competition and the ability to successfully complete financing.

Item 1.01	Entry into a Material Definitive Agreement

On February 15, 2008, K-9 Concepts, Inc. (“we,” “us,” or “our”) entered into a material definitive agreement, the salient terms of which are set forth in greater detail under Item 2.01 below and are incorporated into this Item 1.01 by reference. The identities of the parties to this material definitive agreement are set forth in the exchange agreement attached as Exhibit 10.1 to this Current Report on Form 8-K. Prior to entering into this material definitive agreement, there was no material relationship between our company or its affiliates and the parties thereto, other than in respect of the applicable material definitive agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets

On February 15, 2008, we entered into an exchange agreement (the “Agreement”) with Aussie Soles International LLC, a single member Nevada limited liability company (“Aussie Soles”), and its sole member. The closing of the transaction contemplated in the exchange agreement and the acquisition of 100% of the membership interests in Aussie Soles occurred simultaneously with the signing of the agreement, on February 15, 2008 (the “Exchange”). In accordance with the closing, we agreed to issue up to 21,000,000 shares of our common stock to the sole member of Aussie Soles or his designee, in exchange for the acquisition by our company of all of the membership interests of Aussie Soles. The 21,000,000 shares are issuable as follows:

1.  12,900,000 shares were issued upon closing;

2.  2,100,000 shares are being held in escrow pending the satisfaction of certain representations and warranties that were made by Aussie Soles; and

3.  6,000,000 shares are being held in escrow, and will be issuable in three tranches of 2,000,000 shares each, assuming certain operating milestones are met.

We had 36,600,000 shares of common stock issued and outstanding as of February 15, 2008, as a result of the new issuance of 12,900,000 shares of common stock in connection with the closing of the Exchange. As of the closing date, the former member of Aussie Soles beneficially owns approximately 32.51% of the issued and outstanding shares of common stock of our company.

As a result of the Exchange, Aussie Soles became a wholly owned subsidiary of our company. We acquired nominal assets with little or no value, and as such will continue to be considered a shell company until such time as we acquire or develop meaningful assets and revenues.

We intend to enter into an employment agreement with Craig Taplin, the former owner of Aussie Soles, to serve as the CEO of our company. We also intend to change the name of our company to “Aussie Soles Group, Inc.” in order better to take advantage of the brand recognition associated with Aussie Soles and its products, and to better reflect our intended operations and interests with the addition of our new subsidiary.

The foregoing summary of the agreement and transactions described above is qualified in its entirety by reference to the definitive transaction document, a copy of which is attached as an exhibit to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities

In connection with the closing of the Exchange on February 15, 2008, our company issued 12,900,000 shares of our common stock to the former owner of Aussie Soles or his designee. We issued such shares of common stock in reliance upon Section 4(2) of the Securities Act of 1933. The facts relied on to make the exemption were the representations made by the parties to the exchange agreement.

Item 8.01	Other Events.

On February 22, 2008, our company issued a press release announcing that it closed the Exchange described above in this current report. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits:

Exhibit No.	Description
10.1	Exchange Agreement entered into as of February 15, 2008 by and among K-9 Concepts, Inc., Aussie Soles International LLC and the Aussie Soles Equity Owner signatory thereto.

99.1	Press Release of K-9 Concepts, Inc. dated February 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-9 Concepts, Inc.

Date: February 22, 2008	By:	/s/ Albert Au
Albert Au
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Exchange Agreement entered into as of February 15, 2008 by and among K-9 Concepts, Inc., Aussie Soles International LLC and the Aussie Soles Equity Owner signatory thereto.

99.1	Press Release of K-9 Concepts, Inc. dated February 22, 2008.